EXHIBIT 99.1

News Release

Great Wolf Resorts, Inc. Extends Consent Solicitation
for 10.875% First Mortgage Notes due 2017 and Amends Certain Terms

NEW YORK— (BUSINESS WIRE) — April 2, 2012 — Great Wolf Resorts, Inc. (NASDAQ: WOLF) (“Great Wolf”) announced today that it has further extended the expiration date of its previously announced consent solicitation (the “Consent Solicitation”) with respect to the 10.875% First Mortgage Notes due 2017 (the “Notes”) issued by its wholly-owned subsidiaries GWR Operating Partnership, L.L.L.P. and Great Wolf Finance Corp. (together, the “Issuers”), seeking the consent of at least a majority of the aggregate principal amount of all outstanding Notes to (i) waive the obligation to make a “Change of Control Offer” under the indenture relating to the Notes (the “Indenture”) by amending the Indenture to exclude certain permitted holders, including affiliates of Apollo Global Management LLC, (“Apollo”) from the definition of “Change of Control” (the “Proposed COC Amendments”) and (ii) modify certain restrictive covenants in the Indenture (the “Proposed Covenant Amendments”), in each case, subject to the terms and conditions described in the Consent Solicitation Statement, dated March 13, 2012 (as may be amended or supplemented from time to time) and the accompanying Consent Letter.

The Consent Solicitation was previously scheduled to expire at 5:00 p.m., New York City time, on March 30, 2012.  The Issuers have extended the deadline for the Consent Solicitation to 5:00 p.m., New York City time, on Thursday, April 5, 2012, unless further extended.

In addition, the Issuers are amending the terms of the Consent Solicitation pursuant to a supplement to the Consent Solicitation Statement, dated April 2, 2012 (“Supplement No. 1”), as follows:

●	To amend the definition of the Proposed COC Amendments so that certain permitted holders, including affiliates of Apollo, are no longer excluded from the definition of “Change of Control”; and

●
To amend the definition of the Proposed COC Amendments to only waive the obligation to make a Change of Control Offer under the Indenture with respect to (a) the transactions contemplated by the merger agreement dated as of March 12, 2012 and (b) thereafter, any direct or indirect changes to the internal organization or management structure of Apollo or Apollo Management Holdings GP, LLC or their related investment funds, alternative investment vehicles and managers.

Copies of Supplement No. 1 have been distributed to eligible holders of Notes. Except as set forth herein and in Supplement No. 1, the complete terms and conditions of the Consent Solicitation remain the same as set forth in the Consent Solicitation Statement, dated March 13, 2012 (as may be amended or supplemented from time to time), and the accompanying Consent Letter, copies of which were also previously distributed to eligible holders of Notes.

Any inquiries regarding the Consent Solicitation may be directed to D.F. King & Co., Inc., the Information, Tabulation and Paying Agent for the Consent Solicitation, at (212) 269-5550 (collect) or (800) 859-8511 (toll free), or to the Joint Solicitation Agents for the Consent Solicitation, Morgan Stanley & Co. LLC, at (212) 761-1057 (collect) or

(800) 624-1808 (toll free) and UBS Investment Bank, at (203) 719-4210 (collect) or (888) 719-4210 (toll free).

About Great Wolf Resorts, Inc.

Great Wolf Resorts, Inc.® (NASDAQ: WOLF), Madison, Wis., is North America’s largest family of indoor waterpark resorts, and, through its subsidiaries and affiliates, owns and operates its family resorts under the Great Wolf Lodge® brand.  Great Wolf Resorts is a fully integrated resort company with Great Wolf Lodge locations in: Wisconsin Dells, Wis.; Sandusky, Ohio; Traverse City, Mich.; Kansas City, Kan.; Williamsburg, Va.; the Pocono Mountains, Pa.; Niagara Falls, Ontario; Mason, Ohio; Grapevine, Texas; Grand Mound, Wash.; and Concord, N.C.  Great Wolf’s consolidated subsidiary, Creative Kingdoms, LLC, is a developer and operator of technology-based, interactive quest adventure experiences such as MagiQuest®.  Additional information may be found on Great Wolf’s website at http://www.greatwolf.com.

Forward-Looking Statements

Statements herein regarding the Consent Solicitation constitute “forward-looking statements” as defined in the federal securities laws.  Forward-looking statements may be identified by words such as “believe,” “expects,” “anticipates,” “projects,” “intends,” “should,” “estimates” or similar expressions.  Such statements are based upon current beliefs, expectations and assumptions and are subject to significant risks and uncertainties.  There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements.  Great Wolf believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations.  All written and oral forward-looking statements attributable to Great Wolf or persons acting on Great Wolf’s behalf are qualified in their entirety by these cautionary statements.  Further, forward-looking statements speak only as of the date they are made, and Great Wolf undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.  Past financial or operating performance is not necessarily a reliable indicator of future performance and you should not use Great Wolf’s historical performance to anticipate results or future period trends.

Additional factors that may affect future results are contained in Great Wolf’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2011, which are available at the SEC’s Web site http://www.sec.gov.  The information set forth herein speaks only as of the date hereof, and any intention or obligation to update any forward-looking statements as a result of developments occurring after the date hereof is hereby disclaimed unless required by law.

IMPORTANT NOTICE:  This press release is for informational purposes only and is neither an offer to buy nor the solicitation of an offer to sell any Notes or other securities nor a solicitation of consents with respect to the Consent Solicitation.  The Consent Solicitation described herein will not be made in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable state or foreign securities or “blue sky” laws.

Source: Great Wolf Resorts, Inc.

Investors:
ICR, Inc. for Great Wolf Resorts, Inc.
Brad Cohen, 203-682-8211
Brad.Cohen@icrinc.com

or

Media:
ICR, Inc. for Great Wolf Resorts, Inc.
Michael Fox, 203-682-8218
Michael.Fox@icrinc.com